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                EXHIBIT 11.1 - COMPUTATION OF PER SHARE EARNINGS
                      ADVANCED COMMUNICATION SYSTEMS, INC.
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     THREE MONTHS ENDED     NINE MONTHS ENDED
                                                          JUNE 30                JUNE 30
                                                      1999       1998        1999       1998
                                                      ----       ----        ----       ----
Basic:
   Total basic average shares outstanding.......      8,699      7,310       8,663      6,729
                                                      =====      =====       =====      =====

   Net income...................................     $2,038     $1,162      $4,958     $2,659
                                                     ======     ======      ======     ======

   Net income per share - basic.................      $0.23      $0.16       $0.57      $0.40
                                                      =====      =====       =====      =====

Diluted:
   Total basic average shares outstanding.......      8,699      7,310       8,663      6,729
   Plus dilutive stock options..................        148        138         125        126
                                                      -----      -----       -----      -----

   Total diluted average shares.................      8,847      7,448       8,788      6,855
                                                      =====      =====       =====      =====

   Net income per share - diluted...............      $0.23      $0.16       $0.56      $0.39
                                                      =====      =====       =====      =====



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